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                         PURCHASE AGREEMENT ADDENDUM #1


This addendum is made to and a part of the Purchase Agreement dated May 23, 2002 ("Agreement"), by and between Colin J. Davidson and Julie A. Davidson ("Seller") and Brooke Corporation ("Buyer").

Whereas, the parties desire to clarify certain provisions of the Agreement that are related to contingency payments made by the Buyer to the Seller pursuant to section 4 of the Agreement.

Now therefore, in consideration of the mutual promises and conditions set forth in the Agreement, Buyer and Seller, do, by these presents, hereby agree that all contingency payments referenced in section 4 of the Agreement shall continue to be paid to the Seller in the event of termination of Colin J. Davidson's employment pursuant to the employment agreement referenced as Exhibit I to the Agreement.


This addendum is dated October 17, 2002.


Seller: Colin J. Davidson               Buyer: Brooke Corporation


/s/ Colin J. Davidson                   By: /s/ Michael Hess
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                                            Michael Hess, President


Seller: Julie A. Davidson

/s/ Julie A. Davidson
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